MINUTES OF A MEETING OF THE BOARD OF DIRECTORS
OF FRONTLINE P.C.B. SOLUTIONS (1998) LTD.
HELD ON NOVEMBER 12, 2002

Present:	Arie Weisberg, Asher Levy, Ofer Shofman

Agenda:	Revised Framework for the sale, marketing, servicing, support and maintenance of Frontline products.

Revised Framework for the sale, marketing, servicing, support and maintenance of Frontline products

At the request of Orbotech Ltd. (“Orbotech”), the Board discussed a revised framework for the sale, marketing, servicing, support and maintenance of Frontline products.

RESOLUTION

It was unanimously resolved, according and further to the Joint Venture Agreement between Orbotech and Valor Computerized Systems Ltd. (“Valor”) dated August 10, 1998 (the “JV Agreement”) and the Limited Partnership Agreement with respect to the Partnership dated November 1, 1998 (the “Partnership Agreement”), to ratify and approve the Revised Framework for the Sale, Marketing, Servicing, Support and Maintenance of Frontline Products, in the form attached hereto as Exhibit A, beginning as of January 1, 2002.

IN WITNESS WHEREOF, we affix our signatures as of November 12, 2002.

/s/ Arie Weisberg	/s/ Asher Levy
Arie Weisberg	Asher Levy

/s/ Ofer Shofman
Ofer Shofman

The undersigned, the General Partner of the Partnership, the shareholders of the General Partner and the Limited Partners of the Partnership agree to and ratify and approve the above, and agree that, to the extent necessary, the JV Agreement be deemed amended accordingly.

/s/ Uri Feldman
Frontline P.C.B. Solutions, LP
General Partner

/s/ Arie Weisberg /s/ Asher Levy	/s/ Ofer Shofman
Orbotech Ltd.	Valor Computerized Systems Ltd.
Limited Partner and Shareholder	Limited Partner and Shareholder

EXHIBIT A

REVISED FRAMEWORK FOR THE SALE, MARKETING,
SERVICING, SUPPORT AND MAINTENANCE OF FRONTLINE PRODUCTS

1.	Definitions and Scope

In this Revised Framework:

The “Company” shall mean Frontline P.C.B. Solutions Ltd.;

“Frontline” shall mean Frontline P.C.B. Solutions Limited Partnership;

The “JV Agreement” shall mean that certain Joint Venture Agreement, by and among Orbotech, Valor, Frontline and the Company dated as of August 10, 1998, as amended;

The “JV Products” shall have the meaning ascribed thereto in the JV Agreement;

“Orbotech” shall mean Orbotech Ltd.; and

“Valor” shall mean Valor Computerized Systems Ltd.

This Revised Framework shall determine certain matters relating to the sale, marketing, servicing, support and maintenance of JV Products which are currently being carried out through the following agents (each, an “Agent” and collectively, the “Agents”) in the following territories, for so long as each such Agent continues to serve as the agent for the JV Products in such territory:

(i)	Europe - Orbotech SA;

(ii)	Far East (not including Japan) - Orbotech Pacific Ltd. and/or Orbotech Asia Ltd.;

(iii)	Japan - Orbotech Japan Ltd.; and

(iv)	North America - Orbotech Inc.

2.	Agreement with Agents
As soon as practicable hereafter, agreements will be signed between Frontline and each Agent (an “Agent Agreement”) which will provide, inter alia, for the following matters:

2.1
Agent Employees. Each Agent shall retain employees who will be solely engaged in the sales, marketing, servicing, support or maintenance of the JV Products (the “Agent Employees”). The initial number and titles of Agent Employees for a particular calendar year (defined as 1 January - 31 December) shall be set forth in a Budget (as defined below), and are subject to change, from time to time, in accordance with Section 4 below. Neither Frontline nor the Company is, nor shall they be deemed to be, an employer of the Agent Employees, and the Agent shall bear sole and exclusive responsibility in connection with the Agent Employees including but not limited to the salaries, social benefits and other rights of the Agent Employees. Without derogating from the above, each Agent shall immediately indemnify and hold Frontline and the Company harmless for any and all claims and/or demands addressed or lodged against Frontline and/or the Company in connection with the employer-employee relationship between such Agent and its Agent Employees or the alleged existence of any such employer-employee relationship between the Agent Employees and Frontline and/or the Company. For the avoidance of doubt, the above does not derogate from Frontline’s obligations pursuant to Section 4 below to participate in certain severance payments, all as provided for in Section 4 below.

2.2
Revenue. All income in connection with the sales, servicing, support or maintenance of the JV Products during any calendar quarter (the “Agent Services”) actually received by each Agent (excluding income in connection with automation services which are provided to Agents by third parties) shall be held in trust by the Agent in favor of Frontline and shall be paid by the same Agent to Frontline within thirty (30) days after the end of such calendar quarter. For the sake of clarification, no income (commission or fee etc.) may be retained, withheld or set-off by the Agent from payments to Frontline as aforesaid other than against any Fixed Costs or Variable Costs (as defined below) then due and payable, if any, from Frontline to such Agent. Frontline shall be responsible for all taxes or other charges with respect to such payments actually made to Frontline and the Agent may withhold any taxes or charges required to be withheld by applicable law.

2.3
Reports. Each Agent shall furnish reports to Frontline upon the latter’s request and at least once every calendar quarter, detailing the sales of JV Products during the previous calendar quarter including at least the following details: customer name, CO number, item, quantity, selling price, price net of warranty, warranty period, PO date and revenue date, and any problems encountered by the Agent in collecting delinquent debts.

2.4
Audit. Each Agent shall keep complete and accurate records pertaining to the Agent Services for a period of at least two (2) years from the date of each Agent Service. Frontline will be entitled to send a representative reasonably acceptable to the Agent to examine the Agent’s records insofar as they pertain to Agent Services, to determine, with respect to any calendar year, the accuracy of any report or payment made under the applicable Agent Agreement. Such audit may be conducted from time to time, upon at least fourteen (14) days advance written notice and during normal business hours. The Agent shall provide any such representative of Frontline with reasonable assistance in carrying out any such examination.

2.5	Budget and Agent Employee Cost Schedule. The following documents shall be attached to each Agent Agreement:

(i)	a budget with respect to such Agent for the initial calendar year, to be updated annually according to the provisions of Section 3.1 hereunder; and

(ii)	the Agent Employee Cost Schedule (as defined below) with respect to such Agent, to be updated annually according to the provisions of Section 4.1 hereunder.

3.	Budget

3.1
Approval of Budget. Prior to the end of each calendar year, Frontline, with the approval of the Board of Directors of the Company, and each Agent will agree upon a budget for the upcoming year (the “Budget”), detailing at least the following with respect to each Agent:

(i)	Fixed Costs - meaning, the general and administrative costs and management fee to be paid by Frontline to the respective Agent;

(ii)	Variable Costs - meaning, the aggregate costs for the Agent Employees to be engaged by the Agent.

The 2002 budget is attached hereto as Exhibit A.

3.2
Extension of Budget. To the extent that the Budget for a specific year has not been agreed upon by 1 January of such year, the Budget from the previous year shall continue to apply, mutatis mutandis, until such time as the Budget for such year has been so agreed and approved but in any event, for a period of not more than three months from the beginning of such year. To the extent that no Budget has been agreed by the end of such three month period, the provisions of Section 5 shall apply.

3.3
Payments. Frontline will pay each Agent the Fixed Costs and the Variable Costs. Payments by Frontline to the Agents on account of the Fixed Costs pursuant to the Budget will be made prior to the first day of each calendar quarter with respect to the Budget for such quarter. Payments by Frontline to the Agents on account of the Variable Costs pursuant to the Budget will be made within thirty (30) days after the end of each calendar quarter with respect to the Budget for such quarter.

4.	Agent Employee Changes

4.1
Agent Employee Cost Schedule. Frontline and the PCB division of Orbotech will agree annually, as part of the Budget for each year, as to the cost of each Agent Employee, on a territory-by-territory basis, according to the specified job title held by him/her (the “Agent Employee Cost Schedule”). The Agent Employee Cost Schedule will be reviewed and revised (and updated as necessary) concurrently with the approval of the annual Budget pursuant to Section 3.1 above.

4.2
Increase in number of Agent Employees at the request of Frontline. Subject to Sections 4.3 and 4.6 below, Frontline may, from time to time, request in writing that an Agent employ further Agent Employees (a “Hiring Notice”). The Hiring Notice shall state the number of additional employees requested to be employed, their positions, and any other requirements of Frontline with respect thereto. The Agent shall use reasonable commercial efforts to locate and employ such additional Agent Employees as soon as practicable subject to obtaining Frontline’s approval as to the identity of any such employees. Commencing upon the first day of employment of such additional Agent Employees, the Variable Costs of the relevant Agent shall be increased by, and include (and Frontline shall accordingly thereafter pay, as provided in Section 3.3 above) the amount set forth in the Agent Employee Cost Schedule according to the position held by such employees (“Budget Increase”). In the event the relevant Agent Employee Cost Schedule does not provide for an employee of such title, Frontline and the relevant Agent shall agree upon the cost of such employee and amend the Agent Employee Cost Schedule accordingly.

4.3
Director Approval for Hiring Notices. Frontline shall obtain the prior written consent of the Board of Directors of the Company before issuing a Hiring Notice to an Agent, if the aggregate Budget Increase in connection with Hiring Notices sent by Frontline during the applicable calendar year (including the proposed Hiring Notice) would increase the aggregate

Variable Cost component of the applicable annual Budget with respect to all Agents, by an amount greater than 10%.

4.4
Decrease in number of Agent Employees at the request of Frontline. Subject to Sections 4.5 and 4.6 below, Frontline may, from time to time, request in writing that an Agent decrease the number of Agent Employees retained to provide Agent Services (a “Dismissal Notice”). The Dismissal Notice shall set forth the number and position of the employees and the requested date of their cessation of provision of Agent Services. Frontline shall be entitled to request the cessation of provision of Agent Services by any specific employee (in which case, if requested by the Agent, Frontline will explain the reasons for the request and the parties will discuss the request, it being understood and agreed that the Agent will determine whether or not to accept the request). This type of request will not be deemed a Dismissal Notice. The Variable Costs of an Agent shall be reduced by the amount set forth in the relevant Agent Employee Cost Schedule for the employees who are subject to the Dismissal Notice, or who are dismissed pursuant to a specific request as aforesaid, according to the position held by him/her (“Budget Reduction”), effective as follows:

(i)
With respect to Agent Employees whose employment is terminated by the Agent (upon Frontline’s request whether pursuant to a Dismissal Notice or in response to a specific request as aforesaid), the Budget Reduction shall be effective beginning as of the day following the actual termination of employment of such employee, and, if termination is pursuant to a Dismissal Notice, in any event not more than 60 days (or a longer period, if mandated by law) after the requested date of cessation of provision of Agent Services for such employee(s) set forth in the relevant Dismissal Notice.

If severance payments are required to be paid by law to such Agent Employees, or are payable to such Agent Employees in accordance with the Agent’s customary practice, in connection with their termination of employment, Frontline shall pay the Agent its proportional amount of such payments, to the extent such payments have not been fully funded by the Variable Costs pursuant to the Budget. Frontline’s proportional amount shall be calculated by dividing (x) the period commencing on the later of (a) November 3, 1998 and (b) the date such employee commenced his employment with the Agent as an Agent Employee, and ending on the termination of employment of the Agent Employee by (y) the entire period of employment of the Agent Employee with the Agent (the “Frontline Proportional Severance Amount”); and

(ii)
With respect to Agent Employees whose dismissal is requested by Frontline pursuant to a Dismissal Notice and whose employment is not terminated by the Agent, the Budget Reduction shall be effective upon the actual day the Agent Employee ceases to provide Agent Services, and in any event not more than 60 days after the requested date of cessation of provision of Agent Services for such employee(s) set forth in the relevant Dismissal Notice (the “Reduction Date”). With respect to Agent Employees whose dismissal is requested by Frontline pursuant to a specific request as set forth above, and whose employment is not terminated by the Agent but who ceases to provide Agent Services, the Reduction Date shall be the actual date such Agent Employee ceases to provide Agent Services.

In such cases, the Agent shall compute the Frontline Proportional Severance Amount which would have been payable pursuant to Sub-section (i) above (if any), had such employee’s employment been terminated by the Agent on the Reduction Date, and shall notify Frontline in writing of such amount (the “Severance Amount Notice”). If severance payments are subsequently actually paid by the Agent (or any other entity related to Orbotech in the event that such employee’s employment is assumed by such other entity) to the relevant employee in the future whether pursuant to law or in accordance with the Agent’s or such other entity’s customary practice, then Frontline shall promptly pay the Agent (or such other entity), upon the first demand therefor, the amount stated in the Severance Amount Notice.

4.5	Director Approval for Dismissal Notices. Frontline shall obtain the prior written consent of the Board of Directors of the Company, before issuing a Dismissal Notice to an Agent, if:

(a)
the Dismissal Notice requests the dismissal of all of the Agent Employees then being employed by such Agent (and therefore would have the practical effect of terminating Frontline’s operations with such Agent); or

(b)
the aggregate Budget Reductions in connection with Dismissal Notices sent by Frontline during the applicable calendar year (including the proposed Dismissal Notice) would reduce the aggregate Variable Cost component of the applicable Budget, with respect to all Agents, by an amount greater than 30%.

4.6	Orbotech Approval for Hiring Notices and Dismissal Notices

Frontline shall be required to obtain the written approval of the PCB division of Orbotech:

(a)
Prior to sending a Hiring Notice to an Agent, if Frontline has sent a Dismissal Notice to such Agent during the preceding six month period with respect to an Agent Employee in the same position as an employee who is the subject of the Hiring Notice;

(b)
Prior to sending a Dismissal Notice to an Agent, if Frontline has sent a Hiring Notice to such Agent during the preceding six month period with respect to an Agent Employee in the same position as an employee who is the subject of the Dismissal Notice.

4.7
Decrease in number of Agent Employees at the request of the Agent. The Agent may, upon at least one months’ prior notice and with the written authorization of the PCB division of Orbotech, notify Frontline of its intention to dismiss Agent Employees (“Agent Dismissal Notice”). The Agent Dismissal Notice shall detail the name, number and position of the employees to be dismissed, the anticipated date of termination of employment and the reason for dismissal. The Variable Costs of such Agent shall be reduced by the amount set forth in the relevant Agent Employee Cost Schedule for the employee(s), beginning as of the day following the actual date of termination of employment of such Agent Employee(s). Notwithstanding the foregoing, an Agent may terminate an Agent Employee’s employment immediately, without prior notice or PCB division approval, in the event that the Agent Employee’s employment is terminated for “cause”, as customarily defined. In such event, the Agent shall notify Frontline promptly and in writing of such dismissal and the circumstances thereof. If severance payments are required to be paid by law to such Agent Employees, or are payable to such Agent Employees in accordance with the Agent’s customary practice, in connection with their termination of employment, and unless Frontline expressly objects to the dismissal of such Agent Employee (and provides a reasonable justification to the Agent for such objection), Frontline shall pay the Agent the Frontline Proportional Severance

Amount with respect to such Agent Employee, to the extent such payments have not been fully funded by the Variable Costs pursuant to the Budget.

5.	Miscellaneous

Notwithstanding any of the above, (i) upon the failure of the parties to agree to a Budget within the three month period set forth in Section 3.2 above, or (ii) should either Orbotech or Valor, in their absolute discretion, inform the other party and Frontline by written notice of its desire to terminate this Revised Framework, then this Revised Framework (including the payment structure contained herein and any Agent Agreements entered into based hereon) shall terminate, and the marketing, sales, maintenance, servicing, customer support and payment structure contained in the JV Agreement (Appendix 7.1 (ii)) shall apply to the marketing, sales, servicing, support and maintenance of JV Products by the Agents, effective as set forth in the following sentence. In such circumstances, unless otherwise agreed by Orbotech and Valor, this Revised Framework (including the payment structure contained herein and any Agent Agreements entered into based hereon) shall terminate and be of no further force and effect as of the close of business on: with respect to subsection (i) above, March 31 of such year; and with respect to subsection (ii) above, the last day of the second full quarter following the date upon which the notice was given (e.g., on September 30, if notice was given during the first quarter of any year); after which the framework provided for in Appendix 7.1 (ii) of the JV Agreement (including the marketing, sales, customer support and payment structure contained therein) shall apply to the marketing, sales, servicing, support and maintenance of JV Products by the Agents.